INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Delta Oil & Gas, Inc.
(A Development Stage Company)

We consent to the use of our report of Independent Registered Public Accounting Firm dated April 8, 2008 in the Registration Statement on Form S-4 on the consolidated balance sheet of Delta Oil and Gas, Inc. (a Development Stage Company) as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007, and for the period from inception on January 9, 2001 through to December 31, 2007, and any amendments to the Registration Statement on Form S-4.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4.

 /s/  STS PARTNERS LLP

 STS PARTNERS LLP
 CHARTERED ACCOUNTANTS

Vancouver, British Columbia
September 30, 2008